Exhibit 99.1

COHEN & COMPANY REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

Board Declares Dividend of $0.20 per Share

Philadelphia and New York, August 1, 2018 — Cohen & Company Inc. (NYSE American: COHN), formerly known as Institutional Financial Markets, Inc., a financial services firm specializing in fixed income markets, today reported financial results for its second quarter ended June 30, 2018.

Summary Operating Results

	Three Months Ended			Six Months Ended
($ in thousands)	6/30/18	3/31/18	6/30/17	6/30/18	6/30/17

Total revenues	$12,190	$9,338	$11,374	$21,528	$25,866
Compensation and benefits	6,589	5,194	5,549	11,783	12,734
Non-compensation operating expenses	4,226	4,504	4,099	8,730	8,818
Operating income	1,375	(360)	1,726	1,015	4,314
Interest expense, net	(2,201)	(1,819)	(1,112)	(4,020)	(2,724)
Income (loss) before income tax expense (benefit)	(826)	(2,179)	614	(3,005)	1,590
Income tax expense (benefit)	(636)	(28)	2	(664)	7
Net income (loss)	(190)	(2,151)	612	(2,341)	1,583
Less: Net income (loss) attributable to the noncontrolling interest	(270)	(677)	186	(947)	485
Net income (loss) attributable to Cohen & Company Inc.	$80	$(1,474)	$426	$(1,394)	$1,098
Fully diluted net income (loss) per share	$0.07	$(1.26)	$0.35	$(1.19)	$0.84

•                  Revenues during the three months ended June 30, 2018 increased $2.9 million and $0.8 million from the prior quarter and prior year quarter, respectively.

•                  The increase from the prior quarter was comprised primarily of (i) an increase of $1.0 million in net trading from higher trading activity primarily in municipals, corporates, and GCF matched book repo; (ii) an increase of $1.4 million in asset management due to performance fees earned on European managed accounts in the current quarter; (iii) an increase of $1.0 million in principal transactions due to favorable marks on the Company’s investment in EuroDekania; partially offset by (iv) a decrease of $0.5 million in new issue and advisory.

•                  The increase from the prior year quarter was comprised primarily of (i) an increase of $1.1 million in net trading from higher trading activity primarily in corporates and GCF matched book repo; (ii) an increase of $1.5 million in asset management due to performance fees earned on European managed accounts in the current quarter; (iii) an increase of $1.4 million in principal transactions due to favorable marks on the Company’s investments in EuroDekania, CLO equity, and SPAC equity; partially offset by (iv) a decrease of $2.5 million in other revenue due to a large Star Asia revenue share payment earned in 2017; and (v) a decrease of $0.7 million in new issue and advisory.

•                  Compensation as a percentage of revenue was 54% for the three months ended June 30, 2018, compared to 56% for the three months ended March 31, 2018, and 49% for the three months ended June 30, 2017. The number of Cohen & Company employees was 87 as of June 30, 2018, compared to 92 as of March 31, 2018, and 82 as of June 30, 2017.

•                  Interest expense during the three months ended June 30, 2018 increased from the prior quarter and prior year quarter by $0.4 million and $1.1 million, respectively. The increase from the prior quarter was primarily due to $0.2 million of increased interest on redeemable financial instruments, $0.1 million related to a new credit facility, and $0.1 million of increased interest on junior subordinated notes. The increase from the prior year quarter was primarily due to $0.9 million of increased interest on redeemable financial instruments, $0.1 million related to a new credit facility, and $0.1 million of increased interest on junior subordinated notes.

•                  Income tax benefit increased in the quarter ending June 30, 2018 as a result of the Company estimating that it will incur a net operating loss for 2018 for US income tax purposes.  Therefore, the Company expects to have additional net operating loss carryforwards available to offset a portion of its deferred tax liability in future years. The reduction of the deferred tax liability is recorded as an income tax benefit.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are pleased with the Company’s second quarter results, which reflect our improved performance and continued focus on executing our strategic plan. Revenue in the second quarter was driven by better performance in our broker-dealer business as well as gains in our Asset Management and Principal Investing business segments. We continue to focus on the development of several new revenue sources across our Asset Management and Capital Markets platforms that are less dependent on the day-to-day fluctuations of the financial markets. We remain committed to enhancing stockholder value, and in the second quarter we continued to pay our quarterly dividend.”

Total Equity and Dividend Declaration

•                  As of June 30, 2018, total equity was $44.9 million, compared to $48.2 million as of December 31, 2017.

•                  The Company’s Board of Directors has declared a dividend of $0.20 per share. The dividend will be payable on August 31, 2018, to stockholders of record on August 17, 2018.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 4396513, or request the Cohen & Company earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 4396513.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of June 30, 2018, the Company managed approximately $3.2 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of June 30, 2018, 88.2% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment has historically been comprised of investments in Cohen & Company’s sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/18	3/31/18	6/30/17	6/30/18	6/30/17
Revenues
Net trading	$7,186	$6,191	$6,095	$13,377	$14,170
Asset management	3,205	1,804	1,731	5,009	4,423
New issue and advisory	177	696	868	873	1,980
Principal transactions	1,443	449	21	1,892	490
Other revenue	179	198	2,659	377	4,803
Total revenues	12,190	9,338	11,374	21,528	25,866

Operating expenses
Compensation and benefits	6,589	5,194	5,549	11,783	12,734
Business development, occupancy, equipment	644	867	697	1,511	1,283
Subscriptions, clearing, and execution	2,151	1,834	1,667	3,985	3,380
Professional services and other operating	1,379	1,742	1,674	3,121	4,028
Depreciation and amortization	52	61	61	113	127
Total operating expenses	10,815	9,698	9,648	20,513	21,552

Operating income (loss)	1,375	(360)	1,726	1,015	4,314

Non-operating income (expense)
Interest expense, net	(2,201)	(1,819)	(1,112)	(4,020)	(2,724)
Income (loss) before income tax expense (benefit)	(826)	(2,179)	614	(3,005)	1,590
Income tax expense (benefit)	(636)	(28)	2	(664)	7
Net income (loss)	(190)	(2,151)	612	(2,341)	1,583
Less: Net income (loss) attributable to the noncontrolling interest	(270)	(677)	186	(947)	485
Net income (loss) attributable to Cohen & Company Inc.	$80	$(1,474)	$426	$(1,394)	$1,098

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$80	$(1,474)	$426	$(1,394)	$1,098
Basic shares outstanding	1,173	1,172	1,217	1,173	1,208
Net income (loss) attributable to Cohen & Company Inc. per share	$0.07	$(1.26)	$0.35	$(1.19)	$0.91

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$80	$(1,474)	$426	$(1,394)	$1,098
Net income (loss) attributable to the noncontrolling interest	(270)	(677)	186	(947)	485
Net interest attributable to convertible debt	—	—	354	—	435
Income tax and conversion adjustment	306	7	—	313	—
Enterprise net income (loss)	$116	$(2,144)	$966	$(2,028)	$2,018

Basic shares outstanding	1,173	1,172	1,217	1,173	1,208
Unrestricted Operating LLC membership units exchangeable into COHN shares	532	532	532	532	532
Additional share attributable to convertible debt	—	—	1,035	—	644
Additional dilutive shares	14	—	8	—	14
Fully diluted shares outstanding	1,719	1,704	2,792	1,705	2,398

Fully diluted net income (loss) per share	$0.07	$(1.26)	$0.35	$(1.19)	$0.84

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2018
	(unaudited)	December 31, 2017
Assets
Cash and cash equivalents	$16,621	$22,933
Receivables from brokers, dealers, and clearing agencies	95,321	103,596
Due from related parties	464	545
Other receivables	4,571	3,513
Investments - trading	180,236	202,257
Other investments, at fair value	31,424	12,867
Receivables under resale agreements	2,415,347	1,680,883
Goodwill	7,992	7,992
Other assets	2,785	1,672
Total assets	$2,754,761	$2,036,258

Liabilities
Payables to brokers, dealer, and clearing agencies	$89,916	$130,558
Accounts payable and other liabilities	9,089	5,208
Accrued compensation	2,777	4,406
Trading securities sold, not yet purchased	88,546	91,887
Securities sold under agreements to repurchase	2,455,973	1,692,279
Deferred income taxes	2,166	2,855
Redeemable financial instruments	16,732	16,732
Debt	44,622	44,177
Total liabilities	2,709,821	1,988,102

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	12
Additional paid-in capital	69,015	69,202
Accumulated other comprehensive loss	(880)	(850)
Accumulated deficit	(30,403)	(28,497)
Total stockholders’ equity	37,749	39,872
Noncontrolling interest	7,191	8,284
Total equity	44,940	48,156
Total liabilities and equity	$2,754,761	$2,036,258

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com